Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-1, filed pursuant to Rule 462(b) of Regulation C of the Securities Act of 1933, of Bloomin’ Brands, Inc. of our report dated March 4, 2013 relating to the financial statements and financial statement schedule of Bloomin’ Brands, Inc. which appears in the Bloomin’ Brands, Inc. registration statement on Form S-1, Amendment No.1(No. 333-188421). We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

May 22, 2013